FAM VARIABLE SERIES FUNDS, INC.

MERCURY FUNDAMENTAL GROWTH V.I. FUND

SERIES # 22

FILE # 811-3290

ATTACHMENT 77O

TRADE DATE	DESCRIPTION OF SECURITY	AMOUNT PURCHASED	ISSUE SIZE	LIST OF UNDERWRITERS
1/23/2006	Sumitomo Financial	60	480,000	Daiwa Securities Goldman Sachs Intern. Daiwa Securities SMBC Europe Morgan Stanley UBS Investment Bank Nomura International Deutsche Bank JPMorgan Lehman Brother Merrill Lynch International
3/13/2006	Las Vegas	12,900	55,000,000	Goldman Sachs Citigroup Global Markets Lehman Brothers Jefferies & Company Merril Lynch Morgan Stanley Jp Morgan Ubs Securities Calyon Securities Samuel A Ramirez & Company Scotia Capital